Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

 Vice President and Treasurer

 540-665-9100

AMERICAN WOODMARK CORPORATION INCLUDED IN
“THE FORTUNE 40” LIST OF TOP STOCK PICKS

Winchester, Va. (July 15, 2005) — American Woodmark Corporation (NASDAQ/NM: AMWD) today announced that Fortune magazine named the Company to “The Fortune 40,” the magazine’s annual portfolio of top stock picks.

American Woodmark was one of 40 stocks chosen from a universe of over 4,000 stocks surveyed by Fortune to create the diversified portfolio of “inexpensive stocks with momentum.” American Woodmark was one of eight stocks selected for the “small wonders” portfolio, or small cap stocks with a market cap between $250 million and $2 billion. Selection criteria for the small cap stocks included a minimum average trading volume of 10,000 shares daily, an 8% return of assets, positive cash flow and a low P/E and price-to-book ratio relative to the Russell 2000 index.

As of June 30, 2005, American Woodmark continued to meet or exceed the criteria established by Fortune for inclusion in the list.

Market cap	$495.3 million
Average daily trading volume (June 2005)	138,800
Return on average assets	10.7%
Cash flow in FY 2005	$65.7 million
P/E	14.2x
Price-to-book	2.28x

“We are pleased that American Woodmark was included in ‘The Fortune 40’ list,” stated Jake Gosa,  Chairman and CEO. “Fortune highlighted the demand for home remodeling as a factor driving our sales. In addition, we also expect continued growth from direct sales to home builders, based on the strong new housing market and continuation of low mortgage rates.”

American Woodmark Corporation, located in Winchester, Virginia, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 230 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders. The Company, celebrating its 25th anniversary this year, currently operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark has also announced site acquisition for a 16th plant in Western Maryland, which the Company expects to begin construction on later this year.   To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

###